UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
CASH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
JUNE 21, 2006

The Annual Meeting of Stockholders of Cash Systems, Inc. (the “Company”) will be held at the Hampton Inn, 4975 Dean Martin Drive, Las Vegas, Nevada 89118, on Wednesday, June 21, 2006, at 10:00 a.m. (Pacific Daylight Time), for the following purposes:

1. To elect five (5) directors of the Company for the ensuing year.

2. To ratify the appointment of Virchow, Krause & Company, LLP as independent certified public accountants for the year ending December 31, 2006.

3. To take action upon any other business that may properly come before the annual meeting or any postponement or adjournment thereof.

Only stockholders of record shown on the books of the Company at the close of business on April 24, 2006 will be entitled to vote at the annual meeting or any adjournment thereof. Each stockholder is entitled to one vote per share of common stock on all matters to be voted on at the annual meeting.

It is important that all stockholders vote. We urge you to sign and return the enclosed proxy card as promptly as possible, regardless of whether you plan to attend the annual meeting in person. If you do attend the meeting, you may then withdraw your proxy and vote in person. In order to facilitate the providing of adequate accommodations, please indicate on the proxy card whether you plan to attend the annual meeting.

This notice, the Proxy Statement and the enclosed proxy are sent to you by order of the Board of Directors.

Carmalen Gillilan, Secretary

Dated:	May 17, 2006 Las Vegas, Nevada

GENERAL INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
ELECTION OF DIRECTORS (PROPOSAL #1)
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS (PROPOSAL #2)
FEES OF INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS
OTHER BUSINESS
ANNUAL REPORT

PROXY STATEMENT
For
Annual Meeting of Stockholders
To Be Held June 21, 2006

GENERAL INFORMATION

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of Cash Systems, Inc., a Delaware corporation (the “Company”), to holders of the Company’s common stock in connection with a solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 21, 2006, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. The Company expects that this Proxy Statement and the accompanying materials will first be mailed to stockholders on or about May 17, 2006.

If your shares of common stock are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy will provide instructions. If your voting form does not refer to internet or telephone information, please complete and return the paper proxy card in the postage paid envelope provided.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later-dated proxy via the internet or telephone (if proxy contains instructions for voting via the internet or telephone) or by mail, by delivering written notice of the revocation of the proxy to the Company’s Secretary prior to the annual meeting, or by attending and voting at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. The shares represented by a proxy will be voted in accordance with the stockholder’s directions if the proxy is duly submitted and not validly revoked prior to the annual meeting. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of Virchow, Krause & Company, LLP as the Company’s independent public accountant for fiscal 2006, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the annual meeting and any all postponements or adjournments thereof.

If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

The cost of soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, will be borne by the Company. The Company will also request brokerage firms, banks, nominees, custodians and other fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of April 24, 2006, and will provide for reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies personally or by the internet, telephone or facsimile. The Company has retained the services of ADP Investor Communication Services to assist in the distribution and tabulation of proxies at an estimated cost of $5,000, plus certain out-of-pocket expenses.

The mailing address of the principal executive office of the Company is 7350 Dean Martin Drive, Suite 309, Las Vegas, NV 89139.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed April 24, 2006, as the record date for determining stockholders entitled to vote at the annual meeting. Persons who were not stockholders on such date will not be allowed to vote at the annual meeting. At the close of business on April 24, 2006, 17,641,738 shares of the Company’s common stock were issued and outstanding. Such common stock is the only outstanding class of stock of the Company. Each share of common stock is entitled to one vote on each matter to be voted upon at the annual meeting. Holders of the common stock are not entitled to cumulative voting rights.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table provides information as of April 14, 2006 concerning the beneficial ownership of the Company’s common stock by (i) the persons or groups known by the Company to own more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) the named executive officers in the Summary Compensation Table on page 12 of this Proxy Statement and (iv) all current executive officers and directors as a group.

	Common Stock Beneficially Owned(1)
	Number of	Percent of
Name and Address of Beneficial Owner	Shares(2)	Class(3)

Michael D. Rumbolz(4)	350,000	2.0%
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
David S. Clifford(5)	150,000	*
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
Christopher D. Larson(6)	948,500	5.2%
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
Gordon T. Graves(7)	275,000	1.5%
1604 Crested Butte Drive
Austin, TX 78746-7636
Patrick R. Cruzen(8)	115,000	*
16355 36th Avenue N, Suite 700
Plymouth, MN 55446-4601
Donald D. Snyder(9)	40,000	*
2824 High Sail Court
Las Vegas, NV 89117
Patricia W. Becker(10)	30,000	*
11464 Glowing Sunset Lane
Las Vegas, NV 89135
Bridger Management, LLC(11)	978,100	5.5%
101 Park Avenue — 48th Floor
New York, NY 10178
Kern Capital Management, LLC(12)	2,271,400	12.9%
114 West 47th Street, Suite 1926
New York, NY 10036

	Common Stock Beneficially Owned(1)
	Number of	Percent of
Name and Address of Beneficial Owner	Shares(2)	Class(3)

Baron Capital Group, Inc.(13)	1,500,000	8.5%
767 Fifth Avenue
New York, NY 10153
Forstmann-Leff Associates, LLC(14)	1,227,632	7.0%
590 Madison Avenue
New York, NY 10022
Gruber and McBaine Capital Management, LLC(15)	1,227,250	7.0%
50 Osgood Place, Penthouse
San Francisco, CA 94133
All current directors and executive officers as a group (9 people)(16)	2,003,500	10.6%

*	Less than one percent.

(1)	“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (the “SEC”) to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he or she owns the share in the usual sense, but also if he or she has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares which a person has the right to acquire within 60 days of April 14, 2006.

(2)	Except as otherwise noted below, each of the persons identified above has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws where applicable.

(3)	Shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 14, 2006 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(4)	Includes 300,000 shares which may be purchased by Mr. Rumbolz upon the exercise of currently exercisable options.

(5)	Includes 150,000 shares which may be purchased by Mr. Clifford, who served as Executive Vice President, Chief Financial Officer and Treasurer until February 21, 2006, upon the exercise of currently exercisable options.

(6)	Includes 546,000 shares which may be purchased by Mr. Larson upon the exercise of currently exercisable options.

(7)	Includes 160,000 shares held by Graves Properties, Ltd., of which Mr. Graves is the General Partner having sole voting and dispositive power over the shares, and 115,000 shares which may be purchased by Mr. Graves upon the exercise of currently exercisable options. Mr. Graves submitted his resignation as a director effective June 20, 2006.

(8)	Includes 115,000 shares which may be purchased by Mr. Cruzen upon the exercise of currently exercisable options.

(9)	Includes 10,000 shares held directly by Mr. Snyder, and 30,000 shares which may be purchased by Mr. Snyder upon the exercise of currently exercisable options.

(10)	Includes 30,000 shares which may be purchased by Ms. Becker upon the exercise of currently exercisable options.

(11)	Based on a Schedule 13G filed with the SEC on February 15, 2006, showing shares owned as of December 31, 2005. According to this Schedule 13G, as of December 31, 2005, Bridger Management, LLC (“Bridger”) and Roberto Mignone, the managing member of Bridger, had shared dispositive power over 987,100 shares and shared voting power over 687,600 of the same shares.

(12)	Based on a Schedule 13G filed with the SEC on February 14, 2006, showing shares owned as of December 31, 2005. According to this Schedule 13G, as of December 31, 2005, Kern Capital Management, LLC (“Kern”) had sole voting and dispositive power over 2,271,400 shares. This Schedule 13G also provides that Robert E. Kern, Jr. and David G. Kern each had shared voting and dispositive power over the same 2,271,400 shares as of December 31, 2005 because they are controlling members of Kern.

(13)	Based on a Schedule 13G filed with the SEC on February 13, 2006, showing shares owned as of December 31, 2005. According to this Schedule 13G, as of December 31, 2005, Baron Capital Group, Inc., BAMCO, Inc., Baron Small Cap Fund and Ronald Baron had shared voting and dispositive power over 1,500,000 shares.

(14)	Based on a Schedule 13G filed with the SEC on February 9, 2006, showing shares owned as of December 31, 2005. According to this Schedule 13G, as of December 31, 2005, Forstmann-Leff Associates, LLC, a registered investment advisor, had sole voting and dispositive power over 1,227,632 shares held in clients’ accounts.

(15)	Based on a Schedule 13G filed with the SEC on February 3, 2006, showing shares owned as of December 31, 2005. According to this Schedule 13G, as of December 31, 2005, Gruber and McBaine Capital Management, LLC had shared voting and dispositive power over 1,227,250 shares with the following individuals, who each had sole voting and dispositive power over the following number of additional shares: Jon D. Gruber (204,025), J. Patterson McBaine (48,050), and Eric B. Swergold (11,925).

(16)	Includes 1,306,000 shares which may be purchased by such current directors and executive officers upon exercise of currently exercisable options.

CORPORATE GOVERNANCE

Overview

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board has engaged in a regular process of reviewing our corporate governance policies and practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the rules and listing standards of the Nasdaq National Market (“Nasdaq”) over which the shares of our common stock are traded. The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Independence

The Board of Directors has determined that, except for Michael D. Rumbolz and Christopher D. Larson, all of its directors and nominees for election as directors at the annual meeting are “independent,” as defined under Rule 4200(a)(15) of the Nasdaq listing standards.

Code of Conduct

The Board has approved a Code of Conduct that applies to the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Controller and all other persons performing similar functions. The Code of Conduct addresses such topics as ethical conduct, proper use of our assets, compliance with applicable laws and regulations, and accuracy and preservation of public disclosures. The Code of Conduct is available on our website at www.cashsystemsinc.com. In addition, printed copies of the Code of Conduct are available upon written request to:

Cash Systems, Inc.
Attn: Secretary
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139

Any amendments or waivers to our Code of Conduct will be promptly disclosed by posting on our website.

Communications with the Board

Stockholders may communicate directly with the Board of Directors. All communications regarding general matters should be directed to our Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the complete Board of Directors or for outside directors only. If no such designation is made, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Secretary Attention: Board of Directors Cash Systems, Inc. 7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139	OR	Secretary Attention: Independent Directors Cash Systems, Inc. 7350 Dean Martin Drive, Suite 309 Las Vegas, NV 89139

Committees of the Board

Our Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. We have established written guidelines governing the nomination of directors, in a manner consistent with the requirements of Nasdaq.

Audit Committee.  The Audit Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Audit Committee is to oversee and monitor the integrity of the Company’s financial statements and internal accounting and financial controls, the Company’s independent auditor’s qualifications, independence and compensation, the performance of the Company’s internal auditors and independent auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee consists of Messrs. Cruzen (Chairman), Graves and Snyder and Ms. Becker. The Board has determined that Mr. Cruzen is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board has also determined that each of Ms. Becker, Mr. Cruzen, Mr. Graves and Mr. Snyder is an independent director and meets each of the other requirements for Audit Committee members under the applicable listing standards of Nasdaq. The Audit Committee held four formal meetings in 2005. A copy of the current charter for the Audit Committee is available on our website at www.cashsystemsinc.com. The charter is reviewed annually. The report of the Audit Committee for the 2005 fiscal year is found on page 8 of this Proxy Statement.

Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Compensation Committee is to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans, review and recommend to the Board of Directors the salaries, bonuses and perquisites of the Company’s executive officers, determine the individuals to whom, and the terms upon which, awards under the Company’s incentive plans are granted, make periodic reports to the Board of Directors as to the status of such plans, and review and recommend to the Board of Directors additional compensation plans. The Compensation Committee consists of Messrs. Cruzen, Graves (Chairman) and Snyder and Ms. Becker. The Board has determined that each of Ms. Becker, Mr. Cruzen, Mr. Graves and Mr. Snyder is an independent director under the applicable listing standards of Nasdaq. The Compensation Committee held no formal meetings in 2005. A copy of the current charter for the Compensation Committee is available on our website at www.cashsystemsinc.com. The charter is reviewed annually. The report of the Compensation Committee for the 2005 fiscal year is found on page 13 of this Proxy Statement.

Nominating Committee.  The Company does not have a nominating committee. Nominations to the Board of Directors are either selected or recommended for the Board’s selection by a majority of the Board’s independent directors. The Company has determined not to establish a nominating committee based on the small size of the existing Board of Directors.

Meeting Attendance

Board and Committee Meetings.  The Board held nine formal meetings during 2005, and the independent members of the Board held four formal meetings during 2005. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she served as a director, and (ii) the total number of meetings of the committees on which he or she served.

Annual Meeting of Stockholders.  Directors are encouraged to attend our annual meetings of stockholders; however, there is no formal policy regarding attendance at annual meetings. Each of our directors serving at the time of the Company’s 2005 annual meeting of stockholders attended the annual meeting, except for Gordon Graves.

Board Qualification and Selection Process

The Board will consider candidates for nomination as a director recommended by stockholders, directors, third party search firms and other sources. In evaluating director nominees, the Board considers the following factors and qualifications, among others:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age and legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Board will consider the attributes of the candidates and the needs of the Board, and will review all candidates in the same manner. The Board believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 18 years of age, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of public companies. The Board may modify these minimum qualifications from time to time.

Stockholder Nominations for Director Candidates

A stockholder who wishes to recommend one or more directors must provide a written recommendation to the Chairman of the Board at the following address.

Cash Systems, Inc.
Attn: Chairman of the Board
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139

Notice of a recommendation must include the name, address and telephone number of the stockholder and the class and number of shares such stockholder owns. With respect to the nominee, the stockholder must include the nominee’s name, age, business address, residence address, current principal occupation, five year employment history with employer names and a description of the employer’s business, the number of shares beneficially owned by the nominee, whether such nominee can read and understand basic financial statements, and board membership, if any.

The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Company may require any nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

Compensation Committee Interlocks and Insider Participation

Decisions involving executive officer compensation are made by our Compensation Committee, consisting of Messrs. Cruzen, Graves and Snyder and Ms. Becker. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers currently serve as a director or member of the compensation committee of another entity or of any other committee of another entity’s board of directors performing similar functions.

Director Compensation

Each non-employee director is paid $25,000 per year for service on the Board of Directors. Directors who were also employees during 2005 were not compensated for their services on the Board of Directors. The Company reimburses directors for all reasonable and documented expenses incurred as a director. In addition, all directors have been granted stock options to purchase shares of the Company’s common stock. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee of the Board of Directors acts under a written charter adopted and approved by the Board of Directors. The directors signing this report comprised the Audit Committee with respect to reviewing and discussing the Company’s financial statements for the year ended December 31, 2005. The Audit Committee will review the Audit Committee charter annually in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee charter to reflect evolving best practices and changes in applicable laws and regulations.

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditor, Virchow, Krause & Company, LLP, is responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue its report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2005;

•	reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters that are required to be discussed with the Audit Committee under generally accepted auditing standards and by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended; and

•	received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditor the auditor’s independence from management and the Company, including a consideration of the compatibility of non-audit services with their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC.

AUDIT COMMITTEE
Patrick R. Cruzen
Gordon T. Graves
Donald Snyder
Patricia Becker

ELECTION OF DIRECTORS
(PROPOSAL #1)

The Bylaws of the Company provide that the number of directors shall be determined by resolution of the Board of Directors at a regular or special meeting or by the stockholders at each annual meeting. The Board of Directors, by resolution, has fixed the number of directors at five effective June 20, 2006 and upon the resignation of Mr. Graves as a director. Accordingly, at the annual meeting, you will be asked to vote on the election of five directors who will constitute the Company’s Board of Directors.

In the election of directors, each proxy will be voted for each of the nominees listed below unless the proxy withholds a vote for one or more of the nominees. Each of the nominees listed below is currently a director of the Company and each was elected at last year’s annual meeting of stockholders. Each person elected as a director shall serve for a term of one year or until his or her successor is duly elected and qualified. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the proxies solicited by the Board of Directors shall be voted by the persons appointed as proxies for such substitute nominee as is selected by the Board or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence. The election of each nominee requires the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The following table provides certain information with respect to the nominees for director as of April 14, 2006.

Name	Age	Position

Michael D. Rumbolz	52	Chief Executive Officer, President, and Chairman of the Board
Christopher D. Larson	34	Chief Operating Officer and Director
Patrick R. Cruzen (1)(2)(3)	59	Director
Donald D. Snyder (1)(3)	58	Director
Patricia W. Becker (1)(3)	54	Director

(1)	Member of the Audit Committee.

(2)	Audit Committee financial expert.

(3)	Member of the Compensation Committee.

Michael D. Rumbolz has been the Company’s Chief Executive Officer and Chairman of the Board since January 1, 2005 and also President since April 2005. Prior to January 2005, he was Vice Chairman and a director of Casino Data Systems from April 2000 to September 2001, and President and Chief Executive Officer of Anchor Gaming from 1995 to 2000. Prior to joining Anchor Gaming, Mr. Rumbolz was Director of Corporate Development for Circus Circus Enterprises Inc., including serving as the first president of and managing director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. Mr. Rumbolz is also a director of Employer Insurance Group.

Christopher D. Larson has served as a director since October 2001 when he joined the Company as Chief Financial Officer. Since January 2005, Mr. Larson has been the Company’s Chief Operating Officer. From June 1999 to October 2001, Mr. Larson served as Chief Financial Officer and director of Cash Systems, Inc., a Minnesota corporation, the Company’s predecessor. From May 1996 to June 1999, he was an accountant for a Minneapolis accounting firm. Mr. Larson is a certified public accountant (inactive).

Patrick R. Cruzen joined the Company as a director in March 2004. Since 1997, Mr. Cruzen has served as Chief Executive Officer of Cruzen & Associates, which offers executive recruiting and consulting services for the gaming industry. From 1994 to 1996, he was President and Chief Operating Officer of Grand Casinos, Inc. From 1990 to 1994, Mr. Cruzen served as Senior Vice President of Finance and Administration of MGM Grand, Inc. Mr. Cruzen is also a director of Canterbury Park Holding Corp.

Donald D. Snyder has been a director since April 2005. Prior to that time, Mr. Snyder served as President and as a member of the board of directors of Boyd Gaming since 1997. Prior to Boyd Gaming, he was the President and Chief Executive Officer of the Fremont Street Experience, where he continues to hold the Chairman’s post on its governing board. Mr. Snyder served from 1987 through 1991 as Chairman of the Board and Chief Executive Officer of First Interstate Bank of Nevada, the state’s largest full service bank at the time. During his 22 years with First Interstate Bank, he served his first 18 years in California in various management positions in retail and corporate banking, international banking and real estate banking. He has served on the boards of several gaming and non-gaming companies, including current service on the boards of BankWest of Nevada and its parent, Western Alliance Bancorporation. Additionally, Mr. Snyder has served on numerous non-profit boards, which presently include the Nevada Development Authority, UNLV Foundation, and the Las Vegas Performing Arts Center Foundation.

Patricia W. Becker has been a director since April 2005. Ms. Becker is currently the Executive Director of the Gaming Institute at University of Nevada, Las Vegas. Ms. Becker most recently served as Senior Vice President of Corporate Affairs for Aladdin Gaming, LLC, which owned the Aladdin Resort & Casino. Before joining the Aladdin in 1998, she owned her own gaming consulting business focused exclusively on assisting senior management and corporate boards with various gaming business issues. Earlier in her career, Ms. Becker served as Chief of Staff to former Governor Bob Miller of the State of Nevada, was a Senior Vice President and General Counsel of Harrah’s Hotel and Casino Corporation, and served as a board member on the Nevada State Gaming Control Board. Ms. Becker formerly served on the boards of Fitzgeralds Gaming Corporation and Powerhouse Technologies, Inc.

The Board Recommends that you Vote for Proposal #1.

EXECUTIVE OFFICERS OF THE COMPANY

The following table lists the executive officers of the Company and provides their respective ages and current positions with the Company as of April 14, 2006. Biographical information for each such person, other than Michael D. Rumbolz and Christopher D. Larson, whose biographies are provided under the heading “Election of Directors,” is provided below.

Name	Position	Age

Michael D. Rumbolz	Chief Executive Officer, President and Chairman of the Board	52
Christopher D. Larson	Executive Vice President, Chief Operating Officer and Director	34
Andrew Cashin	Executive Vice President, Chief Financial Officer and Treasurer	41
John F. Glaser	Executive Vice President of Sales and Marketing	50
Katherine W. Bloomfield	Chief Information Officer	53

Andrew Cashin has been the Company’s Executive Vice President, Chief Financial Officer and Treasurer since March 23, 2006. Prior to joining the Company, Mr. Cashin was employed as a Senior Vice President of Bally Gaming, a principal business unit of Bally Technologies, Inc. (formerly known as Alliance Gaming Corporation), which is a worldwide leader in designing, manufacturing and distributing traditional and nontraditional gaming machines. As Senior Vice President of Bally Gaming, Mr. Cashin was responsible for oversight of Bally Gaming’s various business lines, including game sales and game operations. Prior to serving in that capacity, Mr. Cashin was employed as Vice President of Finance and Information Technology of Bally Gaming, where he was responsible for the daily oversight of Bally Gaming’s finance department. Prior to that, Mr. Cashin was the Western Regional Brand Operations Manager at Harrah’s Entertainment, Inc. Mr. Cashin began his professional career as an accountant with Arthur Andersen & Co.

John F. Glaser has been the Company’s Executive Vice President of Sales and Marketing since June 6, 2005. Mr. Glaser has over 20 years of sales and marketing experience, including 12 years of experience in the gaming sector. He is the former Vice President of Sales for Bally Gaming, where he oversaw the sale and leasing of gaming machines for the United States and Canadian markets. Prior to joining Bally Gaming in 1997, Mr. Glaser was the

Director of Sales for International Game Technology, where he was responsible for hiring, training and developing the sales and sales support staff as well as for the sale and leasing of over 79,000 gaming machines. Mr. Glaser joined International Game Technology in 1992 from The Circle K Corporation, where he spent eight years as Manager and Regional Marketing Director.

Katherine W. Bloomfield has been the Company’s Chief Information Officer since August 1, 2005. Ms. Bloomfield has over 20 years of experience in the software development and delivery industry, specializing in enterprise data management and distribution solutions. Most recently, Ms. Bloomfield was Vice President of Operations for VisionShare Inc. with responsibility for the delivery of VisionShare’s integration services, managed services, product development, quality assurance and customer support. Prior to VisionShare, Mr. Bloomfield’s management roles include Vice President of Technical Operations for Stellent, Inc. and Director of Professional Services for Apertus Technologies, where she was responsible for guiding the expansion of consulting services, product training and product support organizations resulting in increased accountability and revenue growth. Earlier in her career, Ms. Bloomfield held technical positions at PricewaterhouseCoopers and Control Data where she was instrumental in the development and delivery of custom software applications for the financial service and electrical utility industries, respectively.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On December 22, 2004, the Company entered into an employment agreement with Michael Rumbolz effective January 1, 2005, pursuant to which Mr. Rumbolz serves as the Company’s Chief Executive Officer. Pursuant to this agreement, Mr. Rumbolz receives a base annual salary of $350,000, an annual bonus of no less than $50,000 (based on achievement of performance criteria), no less than four weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company, and other usual benefits. Mr. Rumbolz also received a grant of stock options to purchase 300,000 shares of the Company’s common stock at the “fair market value” of such stock on the date of grant. This agreement expires on December 31, 2007, unless sooner terminated or extended. In the event that the Company terminates Mr. Rumbolz’s employment prior to the expiration of this agreement without cause or upon a change of control not approved by the Company’s Board of Directors, Mr. Rumbolz will be entitled to base compensation, bonus compensation and benefits through the end of the term of this agreement.

On October 18, 2005, the Company entered into an employment agreement with Christopher Larson, pursuant to which Mr. Larson serves as the Company’s Executive Vice President. Pursuant to this agreement, Mr. Larson receives a base annual salary of $150,000, bonus compensation as determined by the Company’s Board of Directors, no less than four weeks paid annual vacation, reimbursement for any and all ordinary and necessary business expenses that he reasonably incurs in connection with the business of the Company, and other usual benefits. Mr. Larson also received a grant of stock options to purchase 100,000 shares of the Company’s common stock at the “fair market value” of such stock on the date of grant. This agreement expires on October 17, 2007, unless sooner terminated or extended. In the event that the Company terminates Mr. Larson’s employment prior to the expiration of this agreement without cause or upon a change of control not approved by the Company’s Board of Directors, Mr. Larson will be entitled to base compensation, bonus compensation and benefits through the end of the term of this agreement.

Effective March 16, 2006, following David S. Clifford’s resignation as the Company’s Chief Financial Officer and Treasurer, the Company engaged Mr. Clifford as a consultant until December 31, 2006 for aggregate consideration of $75,000 to be paid in bi-weekly installments during the remainder of 2006. The Company also agreed to extend the term of Mr. Clifford’s stock options until March 31, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information about compensation paid to or earned by our Chief Executive Officer and compensation paid to or earned by our two other most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2005 and were serving as executive officers at December 31, 2005 (the “Named Executive Officers”). In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to the Company during 2005, 2004, and 2003.

					Long-Term Compensation
					Awards		Payouts
		Annual Compensation				Securities
				Other Annual	Restricted	Underlying		All Other
		Salary	Bonus	Compensation	Stock	Options/	LTIP	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	Awards	SARs	Payouts	($)(3)

Michael D. Rumbolz	2005	331,138	50,000	9,100	—	—	—	8,400
Chief Executive Officer,	2004	—	—	—	—	300,000	—	—
President, and Chairman of	2003	—	—	—	—	—	—	—
the Board

David S. Clifford(4)	2005	150,179	50,000	6,090	—	—	—	—
Executive Vice President,	2004	—	—	—	—	150,000	—	—
Chief Financial Officer and	2003	—	—	—	—	—	—	—
Treasurer

Christopher D. Larson	2005	135,430	25,000	—	—	100,000	—	4,569
Executive Vice President	2004	135,662	—	—	—	115,000	—	—
and Chief Operating Officer	2003	105,200	—	—	—	306,000	—	—

(1)	Bonuses earned in 2005 and paid in 2006.

(2)	Represents amounts paid as an automobile allowance.

(3)	Represents matching contributions under the Company’s 401(k) plan.

(4)	Mr. Clifford served as Executive Vice President, Chief Financial Officer and Treasurer until February 21, 2006.

Option/SAR Grants During 2005 Fiscal Year

The following table sets forth specific information concerning stock options granted during the 2005 fiscal year to Mr. Larson, Executive Vice President and Chief Operating Officer, the only Named Executive Officer who was granted options in 2005. The Company has not granted any stock appreciation rights.

	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted To
	Options/SARs	Employees in Fiscal
Name	Granted	Year	Exercise or Base Price	Expiration Date

Christopher D. Larson(1)	100,000	11.5%	$6.18	10/19/2015

(1)	Options granted on October 19, 2005, which options were fully vested as of December 31, 2005.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

The following table sets forth specific information concerning exercises of options to purchase the Company’s common stock in 2005, and unexercised options held as of December 31, 2005, by our Named Executive Officers.

	Shares		Number of Shares of
	Acquired		Common Stock Underlying		Value of Unexercised
	on	Value	Unexercised Options at		In-the-Money Options at
	Exercise	Realized	Year-End (#)		Year-End(1) ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael D. Rumbolz	—	—	300,000	—	$396,000	—
David S. Clifford	—	—	150,000	—	$303,000	—
Christopher D. Larson	—	—	546,000	—	$2,506,940	—

(1)	The value of unexercised “in-the-money” options is the difference between the closing market price ($8.77 per share) of common stock on December 31, 2005 as reported on the American Stock Exchange (the exchange on which the Company’s common stock was then listed prior to its current listing on Nasdaq) and the exercise price of the option, multiplied by the number of shares subject to the option. No value was reported for options granted with an exercise price in excess of the December 31, 2005 closing market price.

COMPENSATION COMMITTEE REPORT

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee establishes our overall compensation and employee benefits and approves specific compensation levels for executive officers. It is a goal of the Compensation Committee to implement executive officer compensation programs that further our business objectives and that attract, retain and motivate the highest qualified executive officers.

Our executive compensation policies and specific executive compensation programs are adopted and administered in accordance with the principal goal of maximizing return on stockholders’ equity. The Compensation Committee believes that this performance goal and the long-term interests of our stockholders are generally best achieved by attracting and retaining management of high quality and that such management will require commensurate compensation. The Compensation Committee believes that our executive officer compensation policies are consistent with this policy.

In addition, the Compensation Committee believes that while our compensation programs should reflect the philosophy that executive compensation levels be linked to our performance, our compensation programs should also be competitive and consistent with those provided to others holding positions of similar responsibility in the gaming industry. Our compensation plans are designed to assist us in attracting and retaining qualified employees critical to our long-term success, while enhancing employees’ incentives to perform to their fullest abilities, to increase profitability and to maximize stockholder value.

All of our current executive officers, including the Chief Executive Officer, have written employment agreements with us (See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 11, above). The Compensation Committee determines the levels of compensation that we grant to our executive officers based on factors that it deems appropriate.

Annual compensation levels for executive officers and compensation levels to be implemented from time to time in written employment agreements with executive officers are determined by the Compensation Committee based primarily on its review and analysis of the following factors: the responsibilities of the position, the performance of the individual and his or her general experience and qualifications, our overall financial performance (including return on equity, levels of general and administrative expense and budget variances) for the previous year and the contributions to such performance measures by the individual or his or her department, the individual’s total compensation during the previous year, compensation levels paid by comparable companies in similar industries, the individual’s length of service with us, and the individual’s effectiveness in dealing with external and internal audiences. The Compensation Committee believes that the base compensation of our executive officers is competitive with companies of similar size and with comparable operating results in similar industries.

The base salary of our Chief Executive Officer, Michael Rumbolz, was determined primarily on the terms of his employment agreement, which was executed in 2004. The agreement set Mr. Rumbolz’s base salary at $350,000, and provides for an annual cash bonus of a minimum amount of $50,000 upon the satisfaction of specified performance goals, as established by the Compensation Committee. The bonus is payable on February 15 of the immediately following calendar year. The Chief Executive Officer’s job performance is evaluated by reference to the performance of the Company with respect to revenue and earnings, return on stockholders’ equity, improving capital structure and financial condition, as well as the Chief Executive Officer’s leadership and team-building skills. In addition Mr. Rumbolz was granted stock options for 300,000 shares as set forth in his employment agreement. Based on the foregoing, in 2005, Mr. Rumbolz received a base salary of $350,000 and a $50,000 bonus, which was paid in 2006.

The Compensation Committee believes that encouraging equity ownership by executive officers further aligns the interests of the officers with the performance objectives of our stockholders and enhances our ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Stock options or restricted stock granted by the Company pursuant to our equity incentive plans help achieve this objective and provides additional compensation to the officers. Stock options have been granted in the past to the executive officers and to other officers or key employees of the Company.

Eligible employees are also able to participate in our 401(k) Plan. The 401(k) Plan permits participants to make 401(k) contributions on a pretax basis. All employees of the Company who are at least age 21 are eligible to participate in the 401(k) Plan. Participants can contribute up to 60% of their pretax compensation to the 401(k) Plan annually, subject to certain legal limitations. The 401(k) Plan also provides that the Company will make a matching contribution on behalf of each eligible participant equal to 50% of the 401(k) contributions made by such participants, up to 4% of their individual compensation.

Upon the recommendation of the Chief Executive Officer, in 2006 the Compensation Committee established a $200,000 bonus pool to be allocated by the Chief Executive Officer among the Company’s key employees based on each employee’s performance in 2005. Those bonuses were paid to 20 key employees in 2006. The Committee also believes that there should be an executive bonus plan to reward executives based on performance in their positions, as well as, the overall performance of the Company. The Committee intends to establish that plan to reward the performances of executives in 2006, based on criteria to be established by the Committee. The Committee has engaged a compensation consultant to review all executive compensation and to assist the Committee in establishing criteria for all forms of compensation.

Through these various compensation programs, the Compensation Committee believes that we further our objectives of attracting, retaining and motivating the best-qualified executive officers and employees, and ultimately will serve to increase our profitability and maximize stockholder value.

COMPENSATION COMMITTEE
Patrick R. Cruzen
Gordon T. Graves
Donald Snyder
Patricia Becker

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the calendar year ended December 31, 2005, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
(PROPOSAL #2)

General

The Board of Directors recommends that the stockholders ratify the appointment of Virchow, Krause & Company, LLP as independent certified public accountants for the Company for the year ending December 31, 2006. Virchow, Krause & Company, LLP has served as independent certified public accountants for us since 2001. Virchow, Krause & Company, LLP provided services in connection with the audit of our consolidated financial statements for the year ended December 31, 2005, assistance with our periodic reports filed with the SEC, and consultation on matters relating to accounting and financial reporting. Representatives of Virchow, Krause & Company, LLP are expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

The Board Recommends that you Vote for Proposal #2.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents the aggregate fees billed for professional services rendered by Virchow, Krause & Company, LLP for the fiscal years ended December 31, 2005 and 2004.

Type of Fees	2005	2004

Audit Fees	$510,411	$106,268
Audit-Related Fees	3,400	4,775
Tax Fees	29,775	25,755
All Other Fees	—	—

Total	$543,586	$136,798

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for professional services rendered for the integrated audit of our consolidated financial statements included in our annual reports on Form 10-K and of our internal control over financial reporting, review of the unaudited financial statements included in our quarterly reports on Form 10-Q, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees for professional services rendered in the preparation and review of our registration statements filed with the SEC. “Tax Fees” include fees for tax compliance and tax planning. “All Other Fees” are fees for any services not included in the first three categories.

Pre-approval Policy

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent accountant in order to assure that the provision of such services does not impair the accountant’s independence. As part of the Company’s annual engagement agreement with its independent accountant, the Audit Committee has pre-approved the following audit services to be provided by the independent accountant: statutory and financial audits for the Company, audit services associated with SEC registration statements, periodic reports and other documents filed with the SEC, production of other documents issued by the independent accountant in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters. The Audit Committee also pre-approved U.S. federal, state, and local tax compliance services. All other services must be specifically approved by the Audit Committee before the independent accountant is engaged to perform such services. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. This duty may be delegated to one or more designated members of our Audit Committee with any such approval reported to our Audit Committee at its next regularly scheduled meeting. All fees paid to the Company’s auditors were pre-approved by the Audit Committee. The Audit Committee retains the right to periodically revise the nature of pre-approved services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, the Company’s executive officers and directors and beneficial holders of more than 10% of our common stock complied with the Section 16(a) filing requirements during fiscal 2005 with the exception of: Mr. Snyder who filed a late Form 4 on April 25, 2005 covering one transaction relating to options to purchase 30,000 shares of our common stock, Ms. Becker who filed a late Form 4 on April 25, 2005 covering one transaction relating to options to purchase 30,000 shares of our common stock, and Ms. Bloomfield who filed a late Form 4 on August 11, 2005 covering one transaction relating to options to purchase 70,000 shares of our common stock.

PERFORMANCE GRAPH

The following graph compares the performance of an investment in the Company’s common stock from October 17, 2001 (the first trading day of the Company’s common stock) through December 31, 2005, assuming $100 was invested on October 17, 2001, with the reinvestment of all dividends, as if such amounts had been invested in: (i) our common stock; (ii) the stocks included in the S&P Small Cap 600 Index; (iii) the stocks included in the Nasdaq U.S. Index; and (iv) the stocks included in the Dow Jones U.S. Gambling Index. No cash dividends have been declared on the Company’s common stock since the stock commenced trading. The comparisons in this graph are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

Comparison of Cumulative Total Return

	Investment Value as of December 31*,
	10/17/01*	2001	2002	2003	2004	2005
Cash Systems, Inc.	$100	$72.42	$84.21	$301.89	$384.84	$369.26
S&P Small Cap 600 Index	100	115.52	98.62	136.88	167.88	180.77
Nasdaq U.S. Index	100	118.41	81.86	122.39	133.19	136.02
Dow Jones U.S. Gambling Index	100	127.73	140.56	217.37	289.29	293.46

*	$100 invested on 10/17/01 in stock or in index-including reinvestment of dividends. Fiscal year ending December 31.

STOCKHOLDER PROPOSALS

Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2007 annual meeting must be received by the Company at its offices by January 17, 2007 to be considered for inclusion in the Company’s proxy statement and related proxy for the 2007 annual meeting.

Also, if a stockholder proposal intended to be presented at the 2007 annual meeting but not included in the Company’s proxy materials is received by the Company after April 3, 2007, then management named in the Company’s proxy form for the 2007 annual meeting will have discretionary authority to vote shares represented by such proxies on the stockholder proposal, if presented at the meeting without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matter does properly come before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material. Additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (without exhibits) may be obtained without charge by writing to: Cash Systems, Inc., Attention: Investor Relations, 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Carmalen Gillilan
Vice President Administration and Secretary

Dated: May 17, 2006
Las Vegas, Nevada

CASH SYSTEMS, INC.
PROXY SOLICITED BY BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
June 21, 2006
The undersigned hereby appoints Michael D. Rumbolz and Andrew Cashin, and each of them, with full power of substitution, as his or her Proxies to represent and vote, as designated below, all shares of common stock of Cash Systems, Inc. registered in the name of the undersigned at the 2006 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, June 21, 2006 at the Hampton Inn, 4975 Dean Martin Drive, Las Vegas, Nevada 89118, and at any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously granted with respect to such Annual Meeting.

1.	Elect Directors:	Nominees:	Michael D. Rumbolz, Christopher D. Larson, Patrick R. Cruzen, Donald D. Snyder and Patricia W. Becker

		☐ FOR nominees listed above (except for the nominee(s) whose name(s) has been written below		☐ WITHHOLD AUTHORITY to vote for all nominees listed above

2.	Ratify appointment of Virchow, Krause & Company, LLP as our independent certified public accountants for the year ending December 31, 2006.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Other Business: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of Cash Systems, Inc. or the Board of Directors at the Annual Meeting.

I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

Dated: , 2006

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.